SED INTERNATIONAL ADDS NEW BOARD MEMBERS AND COMMENTS ON PARAGON TECHNOLOGIES, INC.

LAWRENCEVILLE, GA. June 17, 2013 -- SED International Holdings, Inc. (NYSE MKT: SED), today announced that Messrs. J.D. Abouchar and Steve Metayer were appointed to the company’s Board of Directors, on June 12, 2013, increasing the Board’s size to seven (7) members.

“We are very pleased to have J.D. and Steve join our board”, said Samuel A. Kidston, SED’s Executive Chairman. “Both bring strong business expertise and energy to our board of directors and we all look forward to working with them. The process of adding new directors was undertaken in an effort to continuously improve the performance of SED, its board and management team.”

“As part of the process of identifying and adding new directors, the Nominating Committee of the board interviewed several potential director candidates, including two candidates proposed by Paragon Technologies (OTC: PGNT). Unfortunately, less than twenty-four hours after these interviews took place, Paragon informed our board that these two candidates were withdrawing their names from consideration to be seated on the SED Board. We remain open to working with Paragon and its representatives in an open and constructive manner and remain open to providing representation on the board in exchange for a reasonable stand-still agreement.”

J.D. Abouchar for the last seven years has been an independent consultant to GRT Capital Partners, LLC and most recently was the portfolio manager for the GRT Technology strategy. Mr. Abouchar has been involved with investment management and research since 1996 and was a member of the Chicago Board of Options Exchange from 1985 to 1990. From 2007 to 2009, Mr. Abouchar was also an Independent Director and Chairman of the Audit Committee of InFocus Corporation, formerly a NASDAQ listed company and a manufacturer and distributor of digital projectors and LCD flat panel displays, based in Portland, Oregon.   Mr. Abouchar earned a B.S. degree in Economics from Wharton School, University of Pennsylvania.

Steve Metayer is the General Manager, Actuation and Components Value Stream for GE Aviation with operational responsibility for nine global manufacturing sites. Mr. Metayer has 25 years of business leadership experience with significant leadership roles with GE Aviation, GE Transportation and Boston Gas Company. Mr. Metayer earned a B.S, degree in Mechanical Engineering from the University of Rhode Island and an MBA from Boston University. He is a certified Six Sigma Black belt and is certified in Lean Kaizan manufacturing.

Subsequent to the appointments, the Board of Directors of SED consists of seven (7) members including, Mr. Samuel Kidston, Executive Chairman, Mr. Robert O’Malley, CEO, Mr. J.K. Hage III, Director, Mr. Arthur Goldberg, Director, Mr. Stephen Greenspan, Director, Mr. J.D. Abouchar, Director, and Mr. Steve Metayer, Director.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Investor Relations Contact

Christopher R. Joe

Interim Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

cjoe@sedintl.com